Exhibit 10.22

AMENDMENT TO THE HANCOCK HOLDING COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

Whereas , Hancock Holding Company maintains the Hancock Holding Company Nonqualified Deferred Compensation Plan (the “plan”); and

Whereas, the Compensation Committee of the Board of Directors of Hancock Holding Company has the authority to amend the plan pursuant to Section 12.1;

Now therefore, the plan is amended as follows:

Effective as of the execution of this amendment, the following shall be added as Section 3.7:

3.7 All Employer Contributions and Incentive Awards shall be forfeited if such Participant’s employment is terminated for Cause regardless of vesting. The determination of a for Cause shall be made in the sole and absolute discretion of the Committee. The Committee shall notify such Participant within 90 days of the date of his or her termination of employment of the determination of a for Cause termination.

Employer Contribution shall mean any credit made by the Company pursuant to Section 3.4 and Incentive Award shall mean any award, both to the extent that such credit or award is either unvested (in whole or part) or has not been made as of the date of this amendment. Nothing contained herein shall be deemed to enlarge the terms of an Incentive Award.

Any Participant who is covered by an agreement to receive compensation or benefits in connection with a change in control, whether immediately or after termination, shall be subject to the definition of “Cause” in such agreement. For all other Participants or if there is no definition of “Cause” in such agreement, Cause shall mean that the Participant has:

(a)	Committed an intentional act of fraud, embezzlement , or theft in the course of his employment or otherwise engaged in any intentional misconduct or gross negligence which is materially injurious to Company’s business, financial condition or business reputation ;

(b)	Committed intentional damage to the property of Company or committed intentional wrongful disclosure of confidential information which is materially injurious to Company’s business, financial condition or business reputation ;

(c)	Intentionally refused to perform the material duties of his position , without cure, or the beginning of cure, within five (5) days of written notice from Company;

(d)	Committed (i) a material breach of his or her Employment Agreement (if any) or (ii) failed to show up at Company’s offices on a daily basis, subject to permitted vacations and absences for illness, without cure, or the beginning of cure, within five (5) days of written notice from Company; or

(e)	Entered a guilty plea or a plea of no contest with regard to any felony.

For purposes of this paragraph, Company shall include all subsidiaries and affiliates of the Company.

Executed this 27th day of February, 2013

HANCOCK HOLDING COMPANY